Exhibit 8.1

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0518 F: +1 202.637.3593 karlzeswitz@eversheds-sutherland.us

April 22, 2024

TE Connectivity Ltd.

Mühlenstrasse 26

CH-8200 Schaffhausen

Switzerland

Re:	The Contribution and Merger Involving TE Connectivity Ltd.

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to TE Connectivity Ltd., a company organized under the laws of Switzerland (the “Company”), in connection with (i) the corporate reorganization of the Company that will result in the Company changing its jurisdiction of organization from Switzerland to Ireland and (ii) the preparation and filing by TE Connectivity plc, an Irish public limited company and wholly owned subsidiary of the Company (“Irish TEL”), of the Form S-4, Registration Statement Under the Securities Act of 1933 (No. 333-278047), originally filed on March 18, 2024, including the proxy statement of the Company and prospectus of Irish TEL contained therein and all amendments and supplements thereto (the “Registration Statement”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. The reorganization will be effected through the merger of the Company with and into Irish TEL, with Irish TEL surviving as the successor publicly-traded parent entity (the “Merger”). Immediately prior to the Merger, the assets and liabilities of the Company (except for certain assets and liabilities, including, without limitation, liability for dividend payments and the shares in Irish TEL) will be contributed to TE Connectivity Switzerland Ltd., a Swiss corporation and wholly owned subsidiary of the Company (the “Contribution”).

In rendering the opinion expressed herein, we have relied on the statements set forth in the Registration Statement and representations and statements made to us by representatives of the Company (the “Representations”), and we have reviewed such other documents and instruments and made such further investigations as we have deemed necessary or appropriate in connection with this opinion. We assume for purposes of our opinion that the Contribution and the Merger will be consummated as described in the Registration Statement, and that the Representations and the statements set forth in the Registration Statement and any other documents referred to therein or herein are, and at all relevant times will be, true, accurate and complete in all material respects. We further assume that no actions have been, or will be, taken that are inconsistent with any of the Representations or statements set forth in the Registration Statement and other documents referred to therein or herein.

Subject to the foregoing, it is our opinion that the discussion set forth in the Registration Statement under the heading “Material Tax Considerations—U.S. Federal Income Tax Considerations” (the “Discussion”) is accurate, complete and fair with respect to the matters set forth therein, insofar as the Discussion purports to constitute a summary of matters of U.S. federal income tax law, subject to the conditions, limitations, and assumptions described therein. The Discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. Furthermore, the Discussion does not cover the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

TE Connectivity Ltd. April 22, 2024 Page 2

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Our opinion represents our legal judgment based on current law and the Representations and statements set forth in the Registration Statement, and has no binding effect on the U.S. Internal Revenue Service or the courts. The U.S. Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion. Moreover, our opinion may change if the applicable laws change, and we undertake no responsibility to advise the Company as to the possible effects that any changes or new developments in U.S. federal income tax laws, or the application or interpretation thereof, may have on our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material Tax Considerations - U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ EVERSHEDS SUTHERLAND (US) LLP